Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

703-848-8600

MICROSTRATEGY ANNOUNCES

$300 MILLION SHARE REPURCHASE PROGRAM

MCLEAN, Va., July 28, 2005 - MicroStrategy® Incorporated (NASDAQ: MSTR), a leading worldwide provider of business intelligence software, today announced that its Board of Directors has authorized the repurchase of up to an aggregate of $300 million of the company’s class A common stock from time to time on the open market.

The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. The repurchase program has a five-year term, but may be suspended or discontinued by the company at anytime.

The repurchase program may be funded using the company’s working capital, as well as proceeds from any credit facilities and other borrowing arrangements which the company may enter into in the future. As of June 30, 2005, MicroStrategy had cash and cash equivalents of approximately $50.6 million. As of June 30, 2005, MicroStrategy had 10,410,090 shares of class A common stock and 3,394,399 shares of class B common stock outstanding.

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy is a global leader in business intelligence (BI) technology. MicroStrategy provides integrated reporting, analysis, and monitoring software that helps leading organizations worldwide make better business decisions every day. Companies choose MicroStrategy for its advanced technical capabilities, sophisticated analytics, and superior data and user scalability. More information about MicroStrategy (NASDAQ: MSTR) is available at www.microstrategy.com.

MicroStrategy is a registered trademark of MicroStrategy Incorporated in the United States and certain other countries.

This press release includes forward-looking statements. Statements in this press release regarding the company’s intention to repurchase shares of its class A common stock from time to time under the share repurchase program and the potential sources of funding for such repurchases are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the company’s class A common stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s net income, cash flows from operations and shareholders’ equity, general economic conditions, and other factors identified in the company’s Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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